TUCKER ANTHONY MANAGEMENT CORPORATION
                        Three Center Plaza - Fifth Floor
                          Boston, Massachusetts 02108


                                              November 12, 1982

Tucker Anthony Group of Tax Exempt Funds
Three Center Plaza - 5th Floor
Boston, Massachusetts 02108



Gentlemen:

         The undersigned hereby attests that it is purchasing and has purchased 100,000 shares of Tucker Anthony Tax Exempt Money Fund for investment purposes and that it does not have any present intention of redeeming or reselling such shares.

                                           Tucker Anthony Management Corporation

                                           By: /s/ Thomas J. Brown, VP
                                              ----------------------------------